Exhibit 10.2

April [ ], 2016

[NAME]
[Address 1]
[Address 2]

Dear [NAME]:

For 2016, Thompson Creek Metals Company Inc. (“Thompson Creek” or the “Company”) has awarded you a performance-based long term cash incentive award pursuant to the new Thompson Creek Metals Company Inc. Cash-Based Incentive Plan (the “Plan”).

We are pleased to provide you with a total target performance incentive award amount of $[XX,XXX] (the “Award”) in your local payroll currency at the time of Award issuance, subject to the terms and conditions of this award agreement and the Plan, as the same may be amended from time to time and less applicable deductions and withholdings. The actual portion of the Award that you earn will be determined based upon the Company’s achievement with respect to annual performance metrics over the course of the next three calendar years (2016-2018). The earned portion of your Award (based upon performance) will “vest” on December 31, 2018, and become payable on the next payroll date following final approval of the Administrator of the performance results for calendar year 2018, but in no event later than March 15, 2019. Your Award will be subject to the following schedule:

Tranche 1 - December 31, 2016 target:    $[XX,XXX]
Tranche 2 - December 31, 2017 target:    $[XX,XXX]
Tranche 3 - December 31, 2018 target    $[XX,XXX]

Target amounts assume performance metrics for each tranche are earned at 100%. The amount of the Award earned for each calendar year will be adjusted upward or downward from target based upon actual performance relative to the applicable performance criteria as determined by the Administrator.

Tranche 1 of the Award will be calculated using a linear interpolation of the following performance metrics:

70% Weighting:

Payment of 200% of 2016 target for an Adjusted 2016 EBITDAR of $200MM
Payment of 100% of 2016 target for an Adjusted 2016 EBITDAR of $150MM
Payment of 0% of 2016 target for an Adjusted 2016 EBITDAR of $115MM

30% Weighting:

Payment of 200% of 2016 target if a Transaction is consummated by Aug 31, 2016
Payment of 100% of 2016 target if a Transaction is consummated by Nov 30, 2016
Payment of 0% of 2016 target if a Transaction is consummated on Dec 31, 2016 (or if a Transaction is not consummated in calendar year 2016)

EBITDAR, for purposes of your Award, means the Company’s adjusted EBITDA, as calculated by the Company in accordance with past practice and as disclosed publicly, further adjusted to exclude restructuring costs.

Performance metrics for Tranche 2 and Tranche 3 will be established by the Administrator before or within the first three months of each of their respective calendar years and promptly thereafter communicated to you.

Payment in respect of your Award will be contingent upon your continued employment with the Company up to and including December 31, 2018.

Except as set forth below, if your employment with the Company terminates for any reason prior to December 31, 2018, you will immediately forfeit any right to payment in respect of the Award. Notwithstanding the foregoing sentence, if your employment with the Company terminates due to retirement on or after age 62 or due to death or total and permanent disability (evidenced by receipt of disability benefits under a Company-sponsored disability plan), the Award will continue to “vest” according to the vesting and payment schedule set forth above (and based upon actual Company performance during the relevant performance periods) as though you were in active, continuous employment (or other service to the Company, if applicable).

Upon a Change of Control, your Award will be subject to the provisions of Section 6 of the Plan. If the vesting of your Award is accelerated in accordance with Section 6(a)(ii) of the Plan upon consummation of a Change of Control, such accelerated “vesting” will be based upon actual performance for any calendar year completed prior to such Change of Control and based upon 100% of target for any calendar year not completed prior to such Change of Control (except that if such Change of Control occurs in 2016, vesting will be based upon actual performance with respect to the Transaction-related performance metric set forth above , and the EBITDAR performance metric shall be deemed vested at a 100% result).
If your Award is assumed or replaced in connection with a Change of Control pursuant to Section 6(a)(i) of the Plan, in the event of a termination of your employment either by the Company (or the successor or acquiror) without Cause or by you for Good Reason, in each case, within twelve (12) months following a Change of Control, your Award, to the extent then outstanding, will immediately vest (pursuant to the next following sentence) and be payable to you upon such termination of employment. If your Award vests in accordance with the preceding sentence, “vesting” for each tranche will be based upon actual performance for any calendar year completed prior to such termination of employment and based upon 100% of target for any calendar year not completed prior to such termination of employment (except that if such termination of employment occurs in 2016, vesting will be based upon actual performance with respect to the Transaction-related performance metric set forth above, and the EBITDAR performance metric shall be deemed vested at a 100% result).
Nothing in this award agreement constitutes a contract for employment or changes the status of your employment with the Company. Except for terms contained herein, your employment remains subject to any employment terms which already exist between you and the Company.

Your Award is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Capitalized terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. If any provision of this award agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this award agreement shall be determined by the Administrator administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

By accepting this Award, you acknowledge and agree that (i) this award agreement, including but not limited to, the amount of your Award and terms thereof and (ii) the existence of and the terms and conditions of any potential Transaction are strictly confidential and, except as required by applicable law or in the performance of your duties as an employee of the Company, may not be shared with anyone, whether inside or outside of the Company, with the exception of your spouse and legal counsel who too shall be bound to maintain confidentiality. Breach of this provision shall be considered Cause for termination for all purposes under this Award, the Plan and employment.

We value your service and appreciate your loyalty. We look forward to your continued commitment as we work together to ensure the success of Thompson Creek.

Sincerely,

Jacques Perron
President & CEO
Thompson Creek Metals

I acknowledge and understand the terms of this letter and accept the terms and conditions contain herein.

[NAME]                    Date